EXHIBIT 10(l)-1

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                              DATED AUGUST 1, 2002


This First Amendment (the "First Amendment") dated as of November 21, 2002 is made by and between Ethan Allen Interiors Inc., a Delaware corporation (the "Corporation") and its subsidiary, Ethan Allen Inc., a Delaware corporation (individually the "Subsidiary" and collectively with the Corporation sometimes referred to herein as the "Companies") and M. Farooq Kathwari (the "Executive").

                                    RECITALS

WHEREAS, the Executive and the Companies are parties to that certain Employment Agreement dated as of August 1, 2002 and effective as of July 1, 2002 (the "Agreement").

WHEREAS, the Companies and the Executive wish to continue the services of the Executive as Chairman of the Board of Directors of the Companies and the employment of the Executive with the Companies as President and Chief Executive Officer and wish to amend certain terms relating to the Agreement.

                                    AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is acknowledged by each party to the other, the Companies and the Executive hereby agree as follows:

1.       Paragraph 5.2 (b) of the agreement shall be replaced as follows:

         " Effective as of July 1, 2002, 2003 and 2004 the Corporation and Executive shall enter into, execute and deliver the Restricted Stock Agreement, in substantially the form of EXHIBIT A-1 hereto (the "Restricted Stock Agreement") pursuant to which the Corporation shall grant to the Executive, effective as of each of July 1, 2002, 2003 and 2004, 10,500 shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), for a total of 31,500 shares, under the Corporation's 1992 Stock Option Plan (as amended from time to time in accordance with its terms, the "Plan"), in accordance with the Restricted Stock Agreement in substantially the form set forth in EXHIBIT A-1, which shares of Common Stock will be "restricted stock" subject to the Restricted Stock Agreement. Shares of Common Stock under the Restricted Stock Agreement are referred to as the "Restricted Stock" for purposes of this Agreement. For this purpose, EXHIBIT A-1 hereto is the form of Restricted Stock Agreement for 2002, Exhibit A-2 is the form of Restricted Stock Agreement for 2003 and Exhibit A-3 is the form of Restricted Stock Agreement for 2004."
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2.       Exhibits  A-4, and A-5 are hereby  deleted from the Agreement and of no further force or effect.

3. Except as otherwise amended hereinabove, the Agreement, including but not limited to all attachments and exhibits thereto, shall remain in full force and effect.


IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Corporation has caused this First Amendment Agreement to be executed in its name and on behalf of the Corporation, and its Corporate Seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.



Ethan Allen Interiors Inc.                            M. Farooq Kathwari


By:   /S/  EDWARD MEYER                               /S/ M. FAROOQ KATHWARI
   ----------------------------                    -----------------------------
         Edward Meyer

Its:     Chairman, Compensation Committee



Attested:

By:   /S/  PAMELA A. BANKS
   ---------------------------
      Pamela A. Banks
Its:  Secretary